EXHIBIT 10.6
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                              SETTLEMENT AGREEMENT
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     This SETTLEMENT AGREEMENT, dated as of the Execution Date(1) ("Agreement")
is entered into by and between CHATTEM, INC., a Tennessee corporation ("Chattem"), and THE DELACO COMPANY, a Delaware corporation and Chapter 11 debtor-in-possession, and successor by merger to Thompson Medical Company, Inc.

                                    RECITALS

     WHEREAS, on December 21, 1998 (the "Sale Date"), Chattem purchased the Dexatrim(R) products line from Thompson Medical Company, Inc., the predecessor to Delaco ("Thompson") pursuant to the Purchase and Sale Agreement dated November 16, 1998 (the "Sale Agreement");

     WHEREAS, in the Sale Agreement, Thompson agreed to hold harmless and indemnify Chattem from claims related to injuries arising from Dexatrim(R) products sold by Thompson prior to the Sale Date, and Chattem agreed to hold harmless and indemnify Thompson from claims related to injuries arising from Dexatrim(R) products sold by Chattem on or after the Sale Date;

     WHEREAS, Delaco has succeeded to the rights and obligations of Thompson under the Sale Agreement;

     WHEREAS, Chattem and Delaco have been named, either individually or as codefendants, in numerous lawsuits and/or claims filed in the United States by individuals on their own behalf who allege to have suffered injuries as a result of the ingestion of Dexatrim(R) products, or by others claiming independently or derivatively by reason of a personal or family relationship with a Dexatrim Product User ("Dexatrim Litigation");

     WHEREAS, (i) Thompson distributed Dexatrim Products before the Sale Date which remained in the market for a period after the Sale Date, (ii) Chattem contends that Delaco has all of the exposure for the claims of Plaintiffs who allege injuries occurring before the Sale Date and has substantial exposure for the claims of Plaintiffs who allege injuries occurring after the Sale Date, and
(iii) Delaco contends that Chattem may have substantial exposure for the claims of Plaintiffs who allege injuries occurring before and after the Sale Date;

     WHEREAS, issues and disputes have arisen between the Parties regarding (i) which company distributed the Dexatrim(R) products that allegedly were ingested by the Plaintiffs in the Dexatrim Litigation and (ii) the Parties' indemnification obligations under the Sale Agreement to each other;

     WHEREAS, the Parties generally have coordinated their defense efforts but are pursuing different means to resolve each of their respective potential liabilities in the Dexatrim Litigation

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(1) Capitalized terms shall have the meanings set forth in Section 1 -
Definitions.
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and are now seeking to coordinate their efforts to resolve and settle globally their respective potential liabilities in connection with the claims of the Plaintiffs and Codefendant Claimants as well as the disputed indemnification claims between the Parties;

     WHEREAS, the Parties have agreed, subject to the terms of this Agreement, that (i) the potential liability to the Plaintiffs and Codefendant Claimants alleging claims against Delaco and/or Chattem to the extent based on injuries occurring before the Sale Date ("Pre-Sale Date Dexatrim Claims") would be allocated to the Trust, (ii) the potential liability to the Plaintiffs and Codefendant Claimants alleging claims against Delaco and/or Chattem to the extent based on injuries occurring on or after the Sale Date ("Post-Sale Date Dexatrim Claims") would be allocated to Chattem, and (iii) Delaco would provide in the Plan for the Trust to assume the responsibility to pay, indirectly through payment to Chattem of a set sum, the Post-Sale Date Dexatrim Claims of Plaintiffs and Codefendant Claimants to the extent arising from allegations of injury occurring during the time period between the Sale Date and June 30, 1999;

     WHEREAS, Chattem, with Delaco's cooperation, has pursued a class action in the Class Action Court and obtained approval of a Class Action Settlement which provides for the payment of Dexatrim(R)-related claims of Class Members; and through that Class Action Settlement has provided Delaco with a release from the Dexatrim(R)-related claims of Class Members and a release from the indemnification claims of other parties except Chattem and Sidmak to the extent such indemnification claims arise from the Dexatrim(R)-related claims of Class Members;

     WHEREAS, on February 12, 2004, Delaco filed for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court;

     WHEREAS, Chattem has filed a claim in the Bankruptcy Case based on, INTER ALIA, its indemnification rights pursuant to the Sale Agreement and has advised Delaco that it has expended in excess of $60,000,000 to fund the Settlement Trust and has started paying the claims of Class Members pursuant to the terms of the Class Action Settlement so that that it now asserts liquidated claims in excess of $8,750,000 and unliquidated claims against the bankruptcy estate of Delaco;

     WHEREAS, Chattem and Delaco both recognized early in their negotiations that attempts to determine the source of the Dexatrim(R) products allegedly ingested by each Plaintiff would be costly and time consuming; and Chattem and Delaco now seek to resolve this disputed issue in an equitable fashion;

     WHEREAS, Delaco is seeking to confirm a plan of reorganization which will resolve and satisfy Delaco's obligations to the Plaintiffs;

     WHEREAS, Chattem and Delaco desire to resolve their respective rights, claims and obligations to one another; and

     WHEREAS, Delaco seeks approval of certain settlements with insurance carriers that were reached, in part, because Dexatrim Claims with injury dates on or after the Sale Date trigger insurance coverage under one or more insurance policies. Consummation of Delaco's insurance settlement agreements with certain of its insurers will provide funds to the estate on

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account of Post-Sale Date Dexatrim Claims which will exceed the amount to be paid by the Trust to Chattem under this Agreement. In addition, the agreement Delaco reached with Sidmak was, in part, based upon Chattem taking responsibility within its Class Action Settlement for all Dexatrim(R)-related claims based on injury occurring on or after the Sale Date.

     NOW, THEREFORE, Chattem and Delaco hereby agree to the following, subject to compliance with applicable legal requirements and other conditions, all as set forth below:



                             SECTION 1 - DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1. Terms used in the singular shall be deemed to include the plural and vice versa.

          a) "$" shall denote United States dollars.

          b) "Agreement" shall mean this document and all attachments, appendices, and annexes thereto, as amended and supplemented from time to time.

          c) "Bankruptcy Case" shall mean the proceeding instituted by Delaco under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court styled In re Delaco, Case No. 04-10899.

          d) "Bankruptcy Code" shall mean Title 11 of the United States Code, 11 U.S.C. ss.ss.101-1330.

          e) "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of New York.

          f) "Bankruptcy Court Approval" shall mean the Bankruptcy Court's approval of this Agreement, evidenced by order entered on its docket.

          g) "Chattem" shall mean Chattem, Inc., a Tennessee corporation.

          h) "Chattem Bankruptcy Claim" shall mean the proof of claim filed by Chattem and SIMC in the Bankruptcy Case, designated as Claim No. 626, as it may be amended.

          i) "Chattem Pre-Sale Date Claimant" shall mean a Plaintiff asserting a Pre-Sale Date Dexatrim Claim who has sued Chattem, but has not filed a claim in the Bankruptcy Case.

          j) "Chattem Released Parties" shall mean Chattem, SIMC, and their respective past, present and future, direct or indirect parent companies, subsidiaries, affiliates, divisions, joint venturers, predecessors, successors and assigns, and their directors, officers, attorneys and other professionals.

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          k) "Class Action Court" shall mean the United States District Court for the Western District of Washington at Seattle presiding over the case IN RE:
PHENYLPROPANOLAMINE (PPA) PRODUCTS LIABILITY LITIGATION, MDL No. 1407.

          l) "Class Action Settlement" shall mean that Settlement Agreement approved by the Class Action Court on November 12, 2004.

          m) "Class Member" shall mean a Plaintiff who alleges injuries occurring on or after the Sale Date from the ingestion of a Dexatrim(R) product.

          n) "Class Member Bankruptcy Creditor" shall mean a Class Member who has filed a claim in the Bankruptcy Case.

          o) "Class Member Claimant" shall mean a Class Member who has not filed a claim in the Bankruptcy Case.

          p) "Codefendant Claimant" shall mean a person or entity holding a Codefendant Claim.

          q) "Codefendant Claim" shall mean a claim asserted or that could be asserted by a codefendant in the Dexatrim Litigation against Chattem and/or Delaco, including without limitation, claims for indemnification or contribution whether created by contract, statute, law or equity.

          r) "Delaco" or "Debtor" shall mean The Delaco Company, a Delaware corporation, which is the successor by merger to Thompson Medical Company, Inc. and debtor-in-possession in the Bankruptcy Case.

          s) "Delaco Bankruptcy Creditor" shall mean a Plaintiff asserting a Pre-Sale Date Dexatrim Claim who has filed a claim in the Bankruptcy Case and who also has sued, or could sue, Chattem.

          t) "Derivative Claimant" shall mean any person asserting the right to sue Chattem or Delaco, independently or derivatively, by reason of their personal or family relationship with a Dexatrim Product User.

          u) "Dexatrim Claims" shall mean any and all claims, including assigned claims, whether known or unknown, asserted or unasserted, regardless of the legal theory, existing now or arising in the future by a Plaintiff or Codefendant Claimant arising out of or relating to any of the Dexatrim Products or their development, manufacture, formulation, testing, distribution, marketing, labeling, regulatory submissions, advertising, sale, or ingestion. These "Dexatrim Claims" include, without limitation and by way of example, all claims for damages or remedies of whatever kind or character, known or unknown, that are now recognized by law or that may be created or recognized in the future by statute, regulation, judicial decision, or in any other manner, for:

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               i) personal injury and/or bodily injury, damage, death, fear of disease or injury, mental or physical pain or suffering, emotional or mental harm, or loss of enjoyment of life;

               ii) loss of wages, income, earnings, and earning capacity, medical expenses, doctor, hospital, nursing, and drug bills;

               iii) loss of support, services, consortium, companionship, society or affection, or damage to familial relations, by spouses, parents, children, other relatives or "significant others" of Plaintiffs;

               iv) wrongful death and survival actions;

               v) medical screening and monitoring, injunctive and declaratory relief;

               vi) consumer fraud, refunds, unfair business practices, deceptive trade practices, Unfair and Deceptive Acts and Practices ("UDAP"), unjust enrichment, disgorgement and other similar claims whether arising under statute, regulation, or judicial decision;

               vii) compensatory damages, punitive, exemplary, statutory and other multiple damages or penalties of any kind including, without limitation, economic or business losses or disgorgement of profits arising out of personal injury;

               viii) pre-judgment or post-judgment interest; and/or

               ix) attorneys' fees, costs of court or litigation expenses.

          v) "Dexatrim Litigation" shall have the meaning set forth in the Recitals.

          w) "Dexatrim Product User" shall mean any person who allegedly ingested one or more Dexatrim Products.

          x) "Dexatrim Products" shall mean all appetite suppressant products marketed, distributed, formulated and/or manufactured by or on behalf of Chattem, Delaco and/or Thompson that contained phenylpropanolamine, including without limitation, products with the brand names "Dexatrim(R)," "Control(R)," "Appedrine(R)," "Prolamine(R)," "Anorexin(R)," "Coffee, Tea and a New Me(R)," "Grapefruit Plus(R)," and "Vita-Slim(R)."

          y) "Effective Date" shall mean the first Business Day after which all conditions to the consummation of the Plan set forth in the Plan have been satisfied or waived, and is the date on which the Plan is substantially consummated.

          z) "Execution Date" shall mean the date of the last signature of either of the Parties placed on this Agreement.

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          aa) "Final Order" shall mean an order of the Bankruptcy Court: (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; (ii) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired; and
(iii) as to which no stay is in effect; provided, however, that the filing or pendency of a motion under Federal Rule of Bankruptcy Procedure 9024 shall not cause an order not to be deemed a "Final Order" unless such motion shall be filed within ten (10) days of the entry of the order at issue.

          bb) "Parties" shall mean Chattem and Delaco, collectively.

          cc) "Party" shall mean either of Chattem or Delaco.

          dd) "Person" shall mean an individual, corporation, partnership, governmental unit, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust estate, unincorporated organization, or other entity.

          ee) "Plaintiff" shall mean (i) a person asserting a claim arising out of being a Dexatrim Product User who allegedly sustained bodily injury as a result of his or her ingestion of a Dexatrim Product, (ii) a Derivative Claimant, or (iii) a Representative Claimant.

          ff) "Plan" shall mean the plan of reorganization to be submitted by Delaco in the Bankruptcy Case, including all exhibits thereto, as such plan may be modified or amended from time to time in accordance with its terms, which plan shall, INTER ALIA, contain the releases and channeling injunction described in Section 3.2 of this Agreement and not be inconsistent with the terms and provisions of this Agreement.

          gg) "Post-Sale Date Dexatrim Claims" shall have the meaning set forth in the Recitals.

          hh) "Pre-Sale Date Dexatrim Claims" shall have the meaning set forth in the Recitals.

          ii) "Protected Parties" shall have the meaning set forth in Section
3.4.

          jj) "Released Claims" shall have the meaning set forth in Section 3.2.

          kk) "Released Parties" shall have the meaning set forth in the Class Action Settlement.

          ll) "Reorganized Debtor" shall mean the Debtor on and after the Effective Date.

          mm) "Representative Claimant" shall mean an estate, administrator, or other legal representative, trust or "special needs trust" of a Dexatrim Product User or Derivative Claimant.

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          nn) "Sale Agreement" shall have the meaning set forth in the Recitals.

          oo) "Sale Date" shall have the meaning set forth in the Recitals.

          pp) "Settlement Payment" shall mean the payment of $8,750,000 described in Section 2.4.

          qq) "Sidmak" shall mean Sidmak Laboratories, Inc., now known as Pliva, Inc.

          rr) "SIMC" shall mean Signal Investment and Management Co., a Delaware corporation and an affiliate of Chattem.

          ss) "Thompson" shall have the meaning set forth in the Recitals.

          tt) "Trust" shall mean the trust to be established pursuant to the terms of the Plan to, INTER ALIA, receive funds paid by or on behalf of insurance companies and other third party plan funders and assume liability for payment of certain Dexatrim Claims.

                          SECTION 2- SETTLEMENT TERMS

     Section 2.1. Acknowledgement of Existing Obligations. Delaco and Chattem acknowledge that indemnification obligations to one another exist under the Sale Agreement, and also acknowledge that for a period after the Sale Date, Dexatrim(R) products distributed by both companies were available for consumer purchase in the over the counter pharmaceutical market. In many of the Dexatrim Litigations, Plaintiffs have identified both Chattem and Delaco as the distributor of the Dexatrim(R) product allegedly ingested. Significant time and expenses would be required in an effort to determine which Party distributed each Dexatrim(R) product. In an effort to resolve that issue fairly and efficiently and for settlement purposes only, the Parties have agreed to allocate between themselves the potential liability to Plaintiffs and Codefendant Claimants. Accordingly, (a) Chattem has included all persons who allege injuries based on ingestion of Dexatrim(R) occurring on or after the Sale Date as members of the class of claimants in its Class Action Settlement, (b) the Trust shall assume the potential liability as between the Parties to Dexatrim Product Users who allege injuries occurring before the Sale Date, and
(c) the Trust shall assume the responsibility for payment, indirectly through payment to Chattem of the Settlement Payment, of the Post-Sale Date Dexatrim Claims of Plaintiffs and Codefendant Claimants to the extent such claimants allege injuries occurring during the time period between the Sale Date and June 30, 1999.

     Section 2.2. Chattem Allocated Liability. On and after the Effective Date,
(a) as between the Parties, Chattem and SIMC shall assume the potential liabilities for all Post-Sale Date Dexatrim Claims of (i) Plaintiffs who are either Class Member Bankruptcy Creditors or Class Member Claimants, and (ii) Codefendant Claimants, and (b) Chattem and SIMC shall indemnify and hold Delaco and the Trust harmless from Post-Sale Date Dexatrim Claims asserted by Class Member Bankruptcy Creditors, Class Member Claimants, and Codefendant Claimants, regardless of when the claim is asserted, and any liability or costs of defense incurred in respect of such Post-Sale Date Dexatrim Claims, and for breach by Chattem of any representation in this Agreement.

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

     Section 2.3. Delaco Allocated Liability. On and after the Effective Date,
(a) as between the Parties, the Trust shall assume the potential liabilities for all Pre-Sale Date Dexatrim Claims of (i) Plaintiffs who are either Chattem Pre-Sale Date Claimants or Delaco Bankruptcy Creditors, and (ii) Codefendant Claimants, and (b) the Trust shall indemnify and hold Chattem and SIMC harmless from Pre-Sale Date Dexatrim Claims asserted by Chattem Pre-Sale Date Claimants, Delaco Bankruptcy Creditors, and Codefendant Claimants, regardless of when the claim is asserted, and any liability or costs of defense incurred in respect of such Pre-Sale Date Dexatrim Claims, and for breach by Delaco of any representation in this Agreement.

     Section 2.4. Indemnification Payment by the Trust. In consideration of Chattem's assumption of the potential liability for the Class Member Bankruptcy Creditors and Chattem's indemnification of Delaco and the Trust for the claims of any Post-Sale Date Plaintiffs, and in satisfaction of the Trust's responsibility for payment, indirectly through payment to Chattem of the Settlement Payment, of the Post-Sale Date Dexatrim Claims of Plaintiffs and Codefendant Claimants to the extent such claims allege injuries occurring during the time period between the Sale Date and June 30, 1999, the Trust shall pay Chattem, within thirty (30) days after the Effective Date, the sum of $8,750,000 (the "Settlement Payment") from funds in the Trust. The Settlement Payment shall be in full satisfaction, release and discharge of and in exchange for the Chattem Bankruptcy Claim and the Parties' respective indemnity obligations with respect to Dexatrim(R) products under the Purchase Agreement, including, without limitation, any claim for reimbursement of fees or expenses of defense. Notwithstanding anything to the contrary in this Agreement, the satisfaction, release and discharge of the Chattem Bankruptcy Claim set forth in this Section
2.4 is not intended to and shall not extend to or otherwise release or discharge any rights, privileges, benefits, duties, or obligations of either of the Parties under this Agreement, including without limitation, Section 2.3.

     Section 2.5. Reservation of Defenses. This Agreement is for settlement purposes only and is not and shall not be interpreted to be an admission of liability by the Parties to each other, or by a Party to any Plaintiff, Codefendant Claimant, or any other third party. The Parties expressly reserve any defense which either Party may have to the Dexatrim Claim of any Plaintiff or Codefendant Claimant.

                 SECTION 3- CONDITIONS PRECEDENT TO SETTLEMENT

     Section 3.1. Conditions Precedent. Prior to the consummation of the settlement set forth in this Agreement,

          (a) Delaco shall have obtained a Final Order granting Bankruptcy Court Approval of this Agreement;

          (b) Delaco shall have obtained a Final Order confirming the Plan;

          (c) All of the releases, injunctions and other protections afforded the Delaco Released Parties under the Class Action Settlement shall be and remain in full force and effect; and

          (d) United States Fidelity and Guaranty Company shall have paid the cash contribution due to the Trust pursuant to its settlement agreement with Delaco.

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          Notwithstanding the foregoing, Delaco and Chattem, by mutual written agreement, may waive the conditions contained in (a) and (b) above that the order confirming the Plan and/or the order granting Bankruptcy Court Approval of this Agreement shall have become Final Orders.

     Section 3.2. Releases; Bankruptcy Channeling Injunction.

          Delaco shall provide in the Plan for the Trust to assume any and all potential liability for the Pre-Sale Date Dexatrim Claims of Chattem Pre-Sale Date Claimants, Delaco Bankruptcy Creditors and Codefendant Claimants (the "Released Claims"). Upon the Effective Date, (a) the Released Claims shall be conclusively compromised, settled and released as to each Protected Party and
(b) the Chattem Pre-Sale Date Claimants, Delaco Bankruptcy Creditors and Codefendant Claimants shall be permanently enjoined and barred from initiating, asserting or prosecuting any claims or actions (whether presently held or asserted or which may in the future be held or asserted), including without limitation, claims for contribution, indemnity or subrogation and whether contractual or non-contractual, sounding in tort, contract, warranty, or any other theory of law, equity, or admiralty, whether by common law or by statute, arising from or out of, attributable to or in any way causally connected with or relating to the Released Claims against any Protected Party. Such channeling injunction shall enjoin against:

          (i) making any claim or commencing, conducting, or continuing in any manner, whether directly or indirectly, any suit, action or other proceeding of any kind (including a judicial, arbitration, administrative, or other proceeding) in any forum with respect to any Released Claim against or affecting any Protected Party or any property or interests in property of any Protected Party;

          (ii) enforcing, attaching, collecting, or recovering, by any manner or means, whether directly or indirectly, any judgment, award, decree or other order against any Protected Party with respect to any Released Claim;

          (iii) creating, perfecting or enforcing in any manner, whether directly or indirectly, any lien of any kind against any Protected Party, with respect to any Released Claim;

          (iv) asserting or accomplishing, whether directly or indirectly, any setoff, right of subrogation, indemnity, reimbursement, contribution or recoupment of any kind against any obligation due any Protected Party or against the property of any Protected Party, with respect to any Released Claim;

          (v) taking any act, in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan or this Agreement relating to any Released Claim.

          Notwithstanding anything to the contrary herein, the channeling injunction shall not enjoin:

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          (i) the rights of Persons to the treatment accorded them under the
Plan, as applicable, including the rights of Persons with Dexatrim Claims to assert such claims solely against the Trust;

          (ii) the rights of the Debtor, the Reorganized Debtor, the Trust and Chattem to enforce and to assert any claim under this Agreement.

          Such releases and injunctions shall remain effective regardless of changes in circumstances or the condition of Delaco or the Trust, the Protected Parties or the claimants holding Released Claims, discovery of new or additional facts, or changes in applicable law. The releases or injunctions granted in the Plan shall release and enjoin the pursuit of any Released Claim against Chattem and any other Protected Party in exchange for the rights of the holder of such Released Claim to participate in the Trust pursuant to the Plan.

          Delaco shall give Chattem prior written notice of any intended waiver by Delaco of any condition to the Effective Date of the Plan, or any proposed modification or amendment to the Plan, if such waiver, modification or amendment relates to or affects the releases and channeling injunction set forth herein or any other material provision of this Agreement. Such notice shall be given at any time after the Execution Date, whether or not this Agreement has been previously approved by the Bankruptcy Court.

     Section 3.3. Withdrawal of Objection to Claims Objection.

          Upon the order granting Bankruptcy Court Approval of this Agreement becoming a Final Order, Chattem's objection to the relief requested in Delaco's First Omnibus Objection to Claims shall be deemed withdrawn with prejudice, without the requirement of any further act or action by Chattem or Delaco.

     Section 3.4. Protected Parties.

          Protected Parties shall mean the following:

          a) Chattem Released Parties;

          b) suppliers of the raw material phenylpropanolamine used in the manufacture of Dexatrim Products (other than Alps Pharmaceuticals Ind. Co. Ltd and Sidmak);

          c) suppliers of materials other than phenylpropanolamine, machines or equipment used in the manufacture of Dexatrim Products;

          d) Chattem's contract manufacturers of finished Dexatrim Products (other than Alps Pharmaceuticals Ind. Co. Ltd. and Sidmak);

          e) any and all distributors of Dexatrim Products, including, without limitation, wholesale distributors, private label distributors, retail distributors, pharmacies and pharmacists;

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          f) any other Person (specifically including the Consumer Healthcare
Products Association and its predecessors ("CHPA") but excluding Alps Pharmaceuticals Ind. Co. Ltd and Sidmak) involved in the development, design, manufacture, formulation, testing, distribution, marketing, labeling, regulatory submissions, advertising or sale of Dexatrim Products (including, without limitation, consultants to Delaco or Chattem); and

          g) for each entity identified above, all of its past, present and future direct or indirect parent companies, subsidiaries, affiliates, divisions, joint venturers, predecessors, successors and assigns and, collectively, all of their past, present and future directors, officers, employees, agents, attorneys, shareholders, underwriters and insurers, and for each person identified above, all of his, her, or their respective past, present or future heirs, estates and personal representatives.

                            SECTION 4- MISCELLANEOUS

     Section 4.1. Confidentiality. Any information provided by a Party regarding a Plaintiff or otherwise obtained pursuant to the settlement evidenced by this Agreement shall be kept confidential and shall not be disclosed except to appropriate persons to the extent necessary to process bankruptcy claims of Class Members, or support the motion for approval of this Agreement before the Bankruptcy Court, support confirmation and consummation of the Plan, or as otherwise required by law or the Bankruptcy Court. If any third party requests disclosure of any settlement negotiations and communications leading up to this Agreement, the Parties agree that all such negotiations and communications are confidential and shall be deemed to fall within the protection afforded to compromises and to offers to compromise under Rule 408 of the Federal Rules of Evidence and any parallel state law provisions.

     Section 4.2. Amendment/Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by a duly authorized representative of the Party against which such amendment or waiver is sought to be enforced, and such written and signed amendment or waiver shall be effective only in the specific instance and for the specific purpose set forth in the text of the amendment or waiver. The failure of a Party to seek redress for violation of, or to insist upon strict performance of, any provision of this Agreement shall not be deemed a waiver of that provision or estop that Party from asserting fully all its rights under this Agreement.

     Section 4.3. Arms' Length, Good Faith Agreement. The Parties acknowledge and agree that this Agreement was negotiated at arms' length, and was mutually drafted and entered into freely by the Parties. The Parties represent and warrant to each other that they have read and fully understand each of the provisions of this Agreement and have relied on the advice of competent legal counsel of their own choosing. In the event any ambiguity is found to exist in this Agreement, such ambiguity is not to be construed against either Party as the drafter of the document. The Parties further agree to cooperate in demonstrating to a court, should the issue arise, that this Agreement was negotiated and implemented in good faith.

     Section 4.4. Entire and Integrated Agreement. This Agreement, including any Exhibit referenced herein and attached hereto, is intended by the Parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and

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understanding of the Parties with respect to the subject matters contained herein. This Agreement supersedes any and all prior promises, representations, warranties, agreements, understandings and undertakings between the Parties and their representatives with respect to such subject matters and there are no promises, inducements, considerations, representations, warranties, agreements, understandings, or undertakings with respect to such subject matters other than those set forth or referred to herein.

     Section 4.5. Representations. Each Party represents on behalf of itself that (a) subject to Bankruptcy Court Approval of this Agreement, this Agreement is the legal and valid obligation of such Party, enforceable in accordance with its terms, covenants, and conditions, (b) subject to Bankruptcy Court Approval of this Agreement with respect to Delaco, such Party has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the settlement contemplated hereby, (c) the execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on its part, and (d) the person executing this Agreement on its behalf is duly authorized to do so. Delaco represents that
(a) other than Dexatrim(R) and Appedrine(R) products, Dexatrim Products have not been distributed by Thompson or Delaco at any time after July 1, 1996, (b) other than Dexatrim(R) and Appedrine(R) products, neither Thompson nor Delaco has sold, transferred or licensed the trademarks in connection with distribution in North America for any product distributed by Thompson that contained phenylpropanolamine, and (c) it has no knowledge or notice of any pending Dexatrim Claims based on injuries resulting from the alleged ingestion of any Dexatrim Product other than Dexatrim(R).

     Section 4.6. Successors and Assigns. This Agreement shall be binding on the successors and assigns of the Parties, including, without limitation, the Trust.

     Section 4.7. No Admission of Liability or Lack of Merit; No Precedential Value. This Agreement is intended solely for settlement purposes and neither this Agreement, the Plan, the motion seeking Bankruptcy Court Approval of this Agreement, any of the statements in the notice documents in connection with the Bankruptcy Case, nor any statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Agreement or the Plan, is intended to be or shall be construed as or deemed to be evidence of an admission or concession by Chattem or Delaco to each other or of any liability or wrongdoing or of the truth of any allegations asserted by any Plaintiff against it or them, and no such statement, transaction or proceeding shall be admissible in evidence for any such purpose except for purposes of the enforcement of this Agreement in any proceeding.

     Section 4.8. Bankruptcy Court Approval. This Agreement is subject to Bankruptcy Court Approval. Delaco shall file a motion as soon as reasonably practicable after the Execution Date of this Agreement to obtain such Bankruptcy Court Approval, and Chattem shall use reasonable best efforts to cooperate with Delaco in obtaining such Bankruptcy Court Approval and in obtaining confirmation of the Plan. Such cooperation shall include, without limitation, providing non-privileged information (reasonably requested by Delaco and not prohibited by existing agreements between Chattem and third parties) regarding the Class Action Settlement, Dexatrim Claims, and settlement negotiations with Plaintiffs, all such information to be subject to the confidentiality restrictions in
Section 4.1. Chattem shall not object to or oppose confirmation of the Plan provided that the Plan incorporates this Agreement and does not impair,

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

diminish or detract from the terms of this Agreement. If the Bankruptcy Court does not approve this Agreement in its entirety on or before the earlier of (a) confirmation of the Plan or (b) December 31, 2005, or denies with prejudice approval of this Agreement, either Party may terminate this Agreement upon prior written notice to the other Party. In the event of termination of this Agreement, this Agreement shall be null and void for all purposes and the Parties shall be restored to their respective positions as of the Execution Date.

     Section 4.9. Titles and Headings. The headings of the sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect its construction.

     Section 4.10. Notice to Parties. Any notice, request, instruction or other document to be given by any Party to another Party shall be in writing and delivered personally or sent by Federal Express or facsimile (which such facsimile notice shall be deemed effective as of the time of receipt of confirmation by the sending party) as follows, or as otherwise instructed by a notice delivered to the other Party pursuant to this Section 4.10:

                                       If to Chattem:

                                       Miller & Martin PLLC
                                       Suite 1000 Volunteer Building
                                       832 Georgia Avenue
                                       Chattanooga, TN 37402-2289
                                       Attention: Roger Dickson, Esq.
                                       C. Crews Townsend, Esq.
                                       Shelley D. Rucker, Esq.
                                       Facsimile: (423) 785-8480

                                             -and-

                                       Morgan, Lewis & Bockius LLP
                                       101 Park Avenue
                                       New York, New York 10178-0060
                                       Attention: Richard S. Toder, Esq.
                                       William H. Schrag, Esq.
                                       Facsimile: (212) 309-6001

                                       If to Delaco:

                                       James M. Lukenda
                                       The Delaco Company
                                       1301 Avenue of the Americas
                                       6th Floor
                                       New York, NY 10019
                                       Facsimile: (212) 785-1313

                                             -and-

                                       Skadden, Arps, Slate, Meagher & Flom LLP
                                       Four Times Square
                                       New York, New York 10036-6522
                                       Attention: D.J. Baker, Esq.
                                       Alexandra Margolis, Esq.
                                       Jeffrey S. Lichtman, Esq.
                                       Facsimile: (212) 735-2000

                                             -and-

                                       Skadden, Arps, Slate, Meagher & Flom LLP
                                       One Rodney Square
                                       Wilmington, Delaware 19801
                                       Attention: Mark S. Chehi, Esq.
                                       Facsimile: (302) 651-3001

Any notice to the Trust, made from and after the Effective Date, shall be made to such address as the Trust shall specify or as shall be specified in the Plan.

     Section 4.11. No Third Party Beneficiaries. No provision of this Agreement is intended to create any third party beneficiary to this Agreement, except the Protected Parties and the Trust.

     Section 4.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law and principles thereunder.

     Section 4.13. Original Signatures. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original and all of which shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth opposite the respective signatures below.




                                       CHATTEM, INC.




Dated:  June 30, 2005                  By: /s/ A. Alexander Taylor II
       ---------------                     -------------------------------
                                           A. Alexander Taylor II
                                           President & Chief Operating Officer




                                       THE DELACO COMPANY


Dated:  July 5, 2005                   By: /s/ James M. Lukenda
       ---------------                     -------------------------------
                                           James M. Lukenda
                                           Chief Restructuring Officer




                                       SIGNAL INVESTMENT & MANAGEMENT CO.,
                                       solely for purposes of Sections 2.2, 2.3
                                       and 2.4


Dated:  June 30, 2005                  By: /s/ A. Alexander Taylor II
       ---------------                     -------------------------------
                                           A. Alexander Taylor II
                                           President






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